EXHIBIT 99.1

NEWS RELEASE

INVESTOR CONTACT:

Lisa L. Ewbank

Synopsys, Inc.

650-584-1901

Synopsys-ir@synopsys.com

EDITORIAL CONTACT:

Simone Souza

Synopsys, Inc.

650-584-6454

simone@synopsys.com

Synopsys Initiates $200 Million Accelerated Share Repurchase Agreement

MOUNTAIN VIEW, Calif. – May 27, 2022 – Synopsys, Inc. (Nasdaq: SNPS) today announced that it has entered into an accelerated share repurchase agreement (ASR) with Wells Fargo Bank, NA to repurchase an aggregate of $200 million of Synopsys stock.

Under the terms of the ASR, Synopsys will receive an aggregate initial share delivery of approximately 523,000 shares, with the remainder, if any, to be settled on or before August 15, 2022, upon completion of the repurchases. The specific number of shares that Synopsys ultimately repurchases under the ASR will be based on the average of Synopsys’ daily volume-weighted average share prices during the repurchase period, less a discount.

About Synopsys

Synopsys, Inc. (Nasdaq: SNPS) is the Silicon to Software™ partner for innovative companies developing the electronic products and software applications we rely on every day. As an S&P 500 company, Synopsys has a long history of being a global leader in electronic design automation (EDA) and semiconductor IP and offers the industry’s broadest portfolio of application security testing tools and services. Whether you’re a system-on-chip (SoC) designer creating advanced semiconductors, or a software developer writing more secure, high-quality code, Synopsys has the solutions needed to deliver innovative products. Learn more at www.synopsys.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the expected settlement of the ASR. Forward-looking statements are subject to both known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include, among others: the market price of Synopsys common stock during the repurchase period; the ability of Wells Fargo Bank, NA to buy or borrow shares of Synopsys common stock; and the impact of global and regional economic and market conditions, including illiquidity and other risks of instability in the banking and financial services industry. Other risks and uncertainties that may apply are set forth in the Risk Factors section of Synopsys’ recently filed Quarterly Report on Form 10-Q. Synopsys undertakes no duty, and does not intend to update any forward-looking statement, whether as a result of new information, future events or otherwise, unless required by law.

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